EXHIBIT 99.1

Release date:

February 14, 2005

TULLY’S COFFEE THIRD QUARTER SALES INCREASE 8.4 PERCENT

Announces restatement for lease accounting

SEATTLE – Tully’s Coffee Corporation (“Tully’s”) announced on Monday, February 14, 2005 that net sales for the third quarter of its 2005 fiscal year, which ended Sunday, December 26, 2004 (“third quarter 2005”), were $13.9 million, an increase of $1,079,000 (8.4 percent) compared to the same quarter of fiscal 2004 (the “prior year quarter”). For third quarter 2005, Tully’s had positive earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $494,000, compared to EBITDA of $759,000 for the prior year quarter. The results announced by Tully’s give effect to adjustments made after the company’s reevaluation of lease accounting as described below.

Tully’s also announced that approximately $900,000 of subscriptions was received in the company’s rights offering of stock and investment units that expired on Tuesday, February 8, 2005. Pursuant to the requirements of the rights offering, the company is evaluating the subscriptions to determine which subscriptions may be fulfilled and which amounts may be refunded.

For third quarter 2005, operating results improved in the wholesale division and in the specialty division, while operating results declined in the retail division and general corporate costs increased. Tully’s net loss for third quarter 2005 was $615,000, an increase of $310,000 versus the $305,000 net loss in the prior year quarter. A total of 22 new licensed stores were added in the quarter.

The specialty division, which manages Tully’s relationships with its foreign and U.S. licensees and franchisees, achieved operating income of $1,023,000, a $99,000 increase compared to the prior year quarter. Specialty division sales increased by 10.2 percent to $1,069,000 for third quarter 2005. Tully’s specialty division finished third quarter 2005 with 234 licensed stores.

The wholesale division, which sells Tully’s branded coffees to more than 2,500 supermarkets and to leading food service outlets, increased net sales by 61.2 percent to $2,715,000 for third quarter 2005. Wholesale division operating income increased by $304,000 to $356,000 for third quarter 2005.

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TULLY’S COFFEE REPORTS 8.4 PERCENT SALES INCREASE IN THIRD QUARTER AND ANNOUNCES RESTATEMENT FOR LEASE ACCOUNTING

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“We have greatly increased the distribution of our coffees with leading grocers in Arizona this quarter,” said Ron Gai, Tully’s vice president of wholesale. “We are also pleased with the continuing growth of our food service business in California and the Pacific Northwest.”

For third quarter 2005, the retail division delivered operating income of $278,000 on net sales of $10,085,000, as compared to the prior year quarter operating income of $716,000 (a $438,000 decrease). Comparable-store sales decreased by 0.7 percent for third quarter 2005 (comparable store sales are defined as sales from stores open for all of third quarter 2005 and the prior year quarter).

“Our summer programs provided weak momentum for our fall and holiday programs. Although we improved our comparable-store sales trend compared to our second quarter, we intend to further improve our store service and marketing in order to grow our retail sales,” said Peter Hoedemaker, Tully’s vice president of retail. “We were also impacted by increased product costs and labor costs during third quarter 2005, which we hope to mitigate through the modest price increases that we implemented recently for selected products.”

Nine-Month Performance

For the first three fiscal 2005 quarters ending December 26, 2004 (the “39-week period”), Tully’s had positive EBITDA of $1,398,000, which was $467,000 less than the EBITDA of $1,865,000 for the previous fiscal year’s first three quarters, which ended December 28, 2003 (the “prior year 39-week period”). Tully’s net loss for the 39-week period was $1,949,000, compared to $1,461,000 net loss in the prior year 39-week period. The fiscal 2005 operating results were affected by a total of $522,000 of costs incurred in the first quarter of fiscal 2005 in connection with the resignation of Tully’s then-president and with Tully’s discussions with its Japanese licensee regarding the possible integration of the two businesses. Total net sales were $40.3 million for the 39-week period, up $1,298,000 (3.3 percent) from the prior year 39-week period. Operating activities provided $171,000 of net cash for the 39-week period.

Specialty division sales increased by 23.3 percent to $3,273,000 for the 39-week period. Tully’s specialty division produced operating income of $3,115,000 for the 39-week period, compared to $2,386,000 for the prior year 39-week period.

The wholesale division increased net sales by 32.7 percent to $7,068,000 for the 39-week period compared to the prior year 39-week period, due primarily to continued growth in the supermarket channel. For the 39-week period, wholesale division operating income decreased by $54,000 to $621,000, reflecting costs and promotional discounts associated with expansion of the division.

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TULLY’S COFFEE REPORTS 8.4 PERCENT SALES INCREASE IN THIRD QUARTER AND ANNOUNCES RESTATEMENT FOR LEASE ACCOUNTING

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Comparable-store sales for the retail division decreased by 2.0 percent for the 39-week period (comparable-store sales are defined as sales from stores open for the full 39-week period in both the current and comparative prior year periods). The retail division produced operating income of $1,208,000, a $728,000 decrease compared to the prior year 39-week period.

Lease Accounting Review and Restatement

As previously announced by Tully’s, the company recently commenced an analysis of its accounting for leases and leasehold improvements, after a number of public companies announced that they were correcting their accounting for leases, and in consideration of a letter from the staff of the U.S. Securities and Exchange Commission (“SEC”) to the American Institute of Certified Public Accountants regarding the accounting for leases. Today, Tully’s reported the completion of this analysis of its accounting for leases and leasehold improvements and that it had corrected the accounting for certain of its leases in the financial statements contained in its quarterly report for third quarter 2005, filed with the SEC. These corrections had the general effect of increasing the amount of depreciation and amortization expense and reducing the corresponding net book value of the leasehold improvement asset as of December 26, 2004 and for prior periods (the “Restatement”). The cumulative effect of the Restatement as of the fiscal year ended March 28, 2004 was to reduce the net book value of the leasehold improvement asset by $648,000 and to increase shareholders’ deficit by $648,000. As the result of the correction to depreciation and amortization, net loss for the 39-week period increased by $138,000, and increased by $22,000 for the prior year 39-week period. The Restatement did not have any impact on Tully’s cash flows, sales, or EBITDA.

The corrections identified by Tully’s management in the Restatement are subject to possible revision after Tully’s independent registered public accountants have completed their audit procedures with respect to the Restatement data. On February 14, 2005 Tully’s management reviewed the results of its lease accounting analysis with the audit committee of Tully’s board of directors and with Moss Adams LLP, Tully’s independent registered public accountants. Tully’s believes that corrections should be incorporated into the financial statements for prior periods through the restatement of those financial statements. For this reason, Tully’s believes the consolidated financial statements and related financial information for the affected periods contained in such prior reports should no longer be relied upon. Tully’s intends to amend its Annual Report on Form 10-K for the fiscal year ended March 28, 2004 to restate the financial statement data for Fiscal 2002, Fiscal 2003 and Fiscal 2004 and its Quarterly Reports on Form 10-Q for the quarterly periods ended June 27, 2004 and September 26, 2004, to reflect the adjustments determined through this lease review, after Moss Adams LLP and PricewaterhouseCoopers LLP (the Company’s former independent registered public accountants) complete their audit procedures with respect to this information.

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TULLY’S COFFEE REPORTS 8.4 PERCENT SALES INCREASE IN THIRD QUARTER AND ANNOUNCES RESTATEMENT FOR LEASE ACCOUNTING

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Additional information about Tully’s third quarter and 39-week period fiscal 2005 results and about the Restatement is contained in Tully’s quarterly report on Form 10-Q that was filed with the U.S. Securities and Exchange Commission today.

Founded in 1992, Tully’s Coffee Corporation is a leading specialty coffee retailer, wholesaler and roaster. Tully’s retail division operates specialty retail stores in Washington, Oregon, California, and Idaho, serving premium coffees from around the world, along with other complementary products. The wholesale division distributes Tully’s fine coffees and related products through offices, food service outlets and leading supermarkets throughout the West. Tully’s specialty division supports Tully’s licensees and franchisees in Asia and the United States. Tully’s corporate headquarters and roasting plant are located in Seattle at 3100 Airport Way S. For more information, call (800) 96-Tully or visit the Web site at www.tullys.com.

EBITDA is a non-GAAP financial measurement Tully’s uses to measure its operating performance, excluding the effects of financing costs, income taxes, and non-cash depreciation and amortization. This calculation may differ from other similarly titled measures used by other entities. EBITDA information reflects an additional way of viewing aspects of the company’s operations that, when viewed with GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting Tully’s business. The company strongly encourages investors to review the financial statements and other information included in Tully’s publicly filed reports in their entirety and to not rely on any single financial measure.

Statements made in this release concerning the company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary from stated expectations, and such variations could be material and adverse. Factors that could result in such a variations include, but are not limited to, the inherent unreliability of earnings and revenue growth predictions due to numerous factors, including many beyond the company’s control; potential difficulties, delays and unanticipated expenses inherent in the development and marketing of new products and services; competitive factors; and the numerous risks and potential additional costs, disruptions and delays associated with the establishment of new business initiatives. Additional information concerning these and other factors that could cause actual results to differ materially from the company’s current expectations is contained in the company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 26, 2004.

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Media contacts:	Jason Hamilton / Louie Richmond
Richmond Public Relations
Tel: (206) 682-6979 / Cell: (206) 595-2593
jasonh@richmondpr.com

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